Exhibit 99.1


                 Sono-Tek Announces Second Quarter Earnings and
                       Major Business Development Program
                       ----------------------------------


(October 15, 2007-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,414,523 for the three months ended August 31, 2007, compared to sales of $1,833,938 for the same period last year. For the three months ended August 31, 2007, the Company had net income of $12,070 compared to $233,836 for the prior year period. Earnings per share for the three months ended August 31, 2007 was $.00 compared to $.02 for the prior year period.

Sales were lower than last year due to a slowdown in the US economy and its impact on the Company's customers. One factor has been the decline in the domestic housing market and its impact on electronics purchases. However, sales were higher than the $1,232,643 reported in the first quarter of the current fiscal year. Net income for the second quarter was below the same quarter of last year due to the reduced sales volume noted above, as well as the funding of new initiatives from operating income in the current quarter.


                   New Business Development Program Announced

Dr. Christopher L. Coccio, Chairman and CEO, announced that "a recent meeting of the Board of Directors has approved a multi-year business development program where the Company will invest approximately $2M in creating new business growth. The program will be led by Dr. Joseph Riemer, who was recently appointed as President of Sono-Tek, and has as its goal a substantial increase in revenues over the next several years to move Sono-Tek into the $10-$20m revenue arena. Funding for the program will be primarily derived from operating revenues, possibly augmented with some of our cash reserves and is not expected to require external funding. The program is similar to the new initiatives that have been underway in the first and second quarters of the current fiscal year."

The program will focus on areas where the Company has demonstrated capabilities and where there appears to be more opportunity that could be served with additional technical and sales personnel. Such areas include medical device coatings, coatings for solar and fuel cell devices serving the clean energy market, biodegradable food packaging and applications of natural antimicrobials to food products, and the glass and textile industries.

Sono-Tek is pursuing this program as a means to counteract the current slowdown in the electronics industry, as well as to add further diversification to our top line. Sono-Tek believes that trading current income for future growth is the right choice for the Company at this time, although it recognizes the risks inherent in any spending program and it will monitor the spending and results as it goes forward.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.


      This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.


                              Sono-Tek Corporation
                             Selected Financial Data
                                    Unaudited

                                    Six Months Ended August 31,    Three Months Ended August 31,
                                        2007            2006            2007            2006
                                        ----            ----            ----            ----

Net Sales                           $ 2,647,166     $ 3,615,682     $ 1,414,523     $ 1,833,938
                                    ===========     ===========     ===========     ===========

Net Income                          $    31,984     $   358,667     $    12,070     $   233,836
                                    ===========     ===========     ===========     ===========

Basic Earnings Per Share            $      0.00     $      0.02     $      0.00     $      0.02
                                    ===========     ===========     ===========     ===========

Diluted Earnings Per Share          $      0.00     $      0.02     $      0.00     $      0.02
                                    ===========     ===========     ===========     ===========

Weighted Average Shares - Basic      14,360,541      14,359,341      14,360,541      14,360,541
                                    ===========     ===========     ===========     ===========

Weighted Average Shares - Diluted    14,445,376      14,461,122      14,444,427      14,460,211
                                    ===========     ===========     ===========     ===========